 Exhibit 99.1

Hoth Therapeutics Announces Sponsored Research Agreement with VCU for Potential COVID-19 Treatment

Hoth has exclusive license to this novel peptide COVID-19 therapeutic

NEW YORK, NY, June 30, 2020 / PR Newswire/ Hoth Therapeutics, Inc. (NASDAQ: HOTH), a biopharmaceutical company, today announced entering into a sponsored research agreement with Virginia Commonwealth University (VCU) for a potential COVID-19 treatment.

Research will operate under the direction of Dr. Michael Peters to develop and optimize peptide biomimetics in order to achieve high binding rates of peptide to the RBD of SARS-Cov-2 spike protein at the nanomolar level with demonstrated negligible toxicity through combined computational and experimental efforts. Specifically, point mutations will be conducted in-silico in order to seek to improve the stability and binding properties of these decoy peptides. These optimized, in-silico peptides will be synthesized and experimentally characterized through structure determination, binding to the spike protein, and finally cell challenge assays with SARS-Cov-2. Hoth Therapeutics has exclusive license to this novel peptide COVID-19 therapeutic.

"VCU, through the leadership of Dr. Michael Peters, has made significant strides in the research of the COVID-19 disease," said Mr. Robb Knie, CEO of Hoth Therapeutics. “We look forward to working with VCU in accelerating progress on the development of this intellectual property and in establishing novel treatments to combat the pandemic.”

Currently, Dr. Peters is utilizing supercomputers as part of the COVID-19 High Performance Computing (HPC) Consortium through the Extreme Science and Engineering Discovery Environment (XSEDE), a virtual system that scientists can use to interactively share computing resources. The consortium is a private-public partnership that includes the White House Office of Science and Technology Policy and major tech corporations.

About Hoth Therapeutics, Inc.

Hoth Therapeutics, Inc. is a clinical-stage biopharmaceutical company focused on developing new generation therapies for dermatological disorders. Hoth's pipeline has the potential to improve the quality of life for patients suffering from indications including atopic dermatitis, chronic wounds, psoriasis, asthma and acne. Hoth has also recently entered into two different agreements to further the development of two different vaccine prospects to prevent or treat COVID-19. To learn more, please visit www.hoththerapeutics.com.

Forward-Looking Statement

Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws, including statements regarding the proposed offering, timing and the use of proceeds. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief, or current expectations are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to the Company on the date of this press release. These forward looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including, without limitation, those set forth in the Company's filings with the Securities and Exchange Commission. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

Investor Contact:
Phone: (646) 756-2997
Email: investorrelations@hoththerapeutics.com
www.hoththerapeutics.com

KCSA Strategic Communications
Valter Pinto, Managing Director
(212) 896-1254
Hoth@kcsa.com